UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
         --------------------------------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Report (Date of earliest
                                event reported):
                                  July 22, 2008


                             HEARTLAND EXPRESS, INC.
             (Exact name of registrant as specified in its charter)


                        Commission File Number - 0-15087


            NEVADA                                              93-0926999
(State of other Jurisdiction                               (IRS Employer ID No.)
        of Incorporation)

901 NORTH KANSAS AVE,  NORTH LIBERTY, IA                           52317
(Address of Principal Executive Offices)                         (Zip Code)


        Registrant's Telephone Number (including area code): 319-626-3600

Item 9.01. Financial Statements and Exhibits

     Exhibit 99.1 - Heartland Express, Inc. press release dated July 22, 2008 with respect to the Company's financial results for the quarter ended June 30, 2008.

Item 2.02. Results of Operations and Financial Condition.

     On July 22, 2008, Heartland Express, Inc. announced its financial results for the quarter ended June 30, 2008. The press release is attached as Exhibit
99.1 to this Form 8-K and is incorporated herein by reference.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

                                                  HEARTLAND EXPRESS, INC.

Date: July 22, 2008                               BY: /s/John P. Cosaert
                                                  JOHN P. COSAERT
                                                  Vice-President
                                                  Finance and Treasurer

                                Exhibit No. 99.1


Tuesday, July 22, 2008, For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Second Quarter of 2008.


NORTH LIBERTY, IOWA - July 22, 2008 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and six months ended June 30, 2008. Operating revenues for the quarter increased 10.4% to $164.6 million from $149.1 million in the second quarter of 2007. Net income decreased 13.2% to $17.2 million from $19.8 million in the 2007 period. Earnings per share were $0.18 compared to $0.20 for the second quarter of 2007. The driving components of the decrease in net income and earnings per share during the second quarter were the continued historical highs in fuel prices and decreases in gains on sales of property and equipment offset by a favorable tax expense adjustment related to the application of Financial Accounting Standards Board ("FASB") Interpretation No. 48 ("FIN 48"). Operating income for the quarter was negatively impacted approximately $4.3 million or $0.03 per share due to increased fuel expenditures, net of fuel surcharge revenue passed through to customers and approximately $4.1 million or $0.03 per share due to a reduction in gains on disposal of property and equipment. Net income for the quarter was positively impacted approximately $1.8 million, as a reduction of income tax expense, or $0.02 per share due to FIN 48.

For the six months ended June 30, 2008, operating revenues increased 7.2% to $313.6 from $292.5 million during the same period in 2007. Net income decreased 24.8% to $31.9 million for the six month period ended June 30, 2008 from $42.4 million in the 2007 period. Earnings per share were $0.33 in 2008 compared to $0.43 in 2007 for the six month period. Operating income for the six months was negatively impacted approximately $9.3 million or $0.07 per share due to increased fuel expenditures, net of fuel surcharge revenue passed through to customers and approximately $9.1 million or $0.07 per share due to a reduction in gains on sales of property and equipment. Net income for the six month period was positively impacted approximately $2.3 million, as a reduction of income tax expense, or $0.02 per share due to FIN 48.

The Company experienced a 60.8% increase in average fuel costs per gallon in the second quarter of 2008 compared to the second quarter of 2007. The average cost of fuel during the quarter ended June 30, 2008 was $4.21 compared to $2.62 in the second quarter of 2007. The Company experienced a 51.9% increase in average fuel costs per gallon in the six month period ended June 30, 2008 compared to the same six month period of 2007. The average cost of fuel during the six month period ended June 30, 2008 was $3.80 compared to $2.50 in the six month period of 2007. The Company continues to stress its fuel cost controlling initiatives. Such initiatives include the continued purchasing of fuel in bulk for terminal locations and taking advantage of bulk purchases where it is cost effective to do so when compared to over-the-road purchases, reductions in tractor idle time and controlling out-of-route non-billable miles. All of the Company's eleven terminal locations have fueling capabilities.

For the quarter, Heartland Express, Inc. posted an operating ratio (operating expenses as a percentage of operating revenues) of 87.3% and a 10.5% net margin (net income as a percentage of operating revenues) compared to 81.2% and 13.3% for the same period of 2007. The Company reported an operating ratio of 87.0% and a 10.2% net margin for the six months ended June 30, 2008 compared to 79.7% and 14.5% for the same period of 2007. The increases in operating ratios for the current quarter and six month period were attributable to the increase in fuel costs and lower amounts of gains on disposal of property and equipment as described above. The Company ended the second quarter with cash, cash equivalents, short-term and long-term investments of $215.2 million, a $20.3 million increase from the $194.9 million reported on December 31, 2007. The Company's balance sheet continues to be debt-free.

As of June 30, 2008, the majority of the Company's $187.0 million long-term investments continue to be invested in auction rate student loan educational bonds backed by the U.S. government and continued to be associated with unsuccessful auctions. The majority (96.5%) of the underlying investments continue to hold AAA (or equivalent) ratings from recognized rating agencies. Management continues to believe that current amounts of cash and cash equivalents along with cash flows from operations are sufficient to meet the Company's cash flow requirements and therefore has chosen to hold such investments until successful auctions resume or the investments are called by the issuer rather than selling the securities at discounted pricing. The Company's average rate of return on these investments continues to exceed the current rates of return on other AAA rated, short-term, tax free security investment options. There were not any significant changes in fair market value during the quarter ended June 30, 2008.

During the quarter, Heartland Express declared a regular quarterly cash dividend. The quarterly dividend of approximately $1.9 million at the rate of $0.02 per share was paid on July 2, 2008 to shareholders of record at the close of business on June 20, 2008. The Company has now paid cash dividends of $228.4 million over the past twenty consecutive quarters which includes the special dividend of $2.00 per share during the second quarter of 2007. Interest income decreased in the six month period of 2008 compared to the same period in 2007 primarily due to a decrease in average investments balance as a result of the payment of the special dividend in May 2007 of approximately $196.5 million which was primarily funded with the sale of investments.

The Company anticipates beginning a tractor fleet upgrade in the third quarter. The upgrade is expected to include the purchase of approximately 1,600 International ProStar tractors. Delivery of tractors is scheduled to begin during the third quarter of 2008 and will continue through 2009. The Company will also take delivery of 400 2009 Wabash trailers during the second half of 2008. Management believes the Company has adequate liquidity to meet these capital requirements through cash generated through operations and existing cash and cash equivalents.

The Company has recently been awarded five service awards in addition to the six service awards announced during the first quarter of 2008. These awards evidence the Company's continued ability to deliver the highest quality of service to the Company's customers. Such second quarter awards include 2007 National Carrier of the Year and Platinum Award for Federal Express, Kimberly Clark Carrier of the Year for 2007, Whirlpool Truckload Supplier of the Year for 2007, and General Mills Dry National Carrier of the Year for fiscal 2008. The award received from Kimberly Clark was the first award of its kind distributed by Kimberly Clark and the Company was honored and extremely proud to be the recipient of this inaugural award.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.



                        Contact: Heartland Express, Inc.
                             Mike Gerdin, President
                      John Cosaert, Chief Financial Officer
                                  319-626-3600

                             HEARTLAND EXPRESS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)

                                                 Three months ended         Six months ended
                                                      June 30,                 June 30,
                                                   2008        2007         2008         2007
                                                ---------   ---------    ---------    ---------
                                                     (unaudited)               (unaudited)
OPERATING REVENUE ...........................   $ 164,592   $ 149,103    $ 313,641    $ 292,532
                                                ---------   ---------    ---------    ---------

OPERATING EXPENSES:

   Salaries, wages, benefits ................   $  48,591   $  50,951    $  97,183    $  98,964

   Rent and purchased transportation ........       5,144       5,643       10,250       10,865

   Fuel .....................................      60,495      39,697      110,993       76,510

   Operations and maintenance ...............       4,353       3,499        8,316        6,703

   Operating taxes and licenses .............       2,343       2,338        4,585        4,619

   Insurance and claims .....................       7,012       5,688       10,795       11,278

   Communications and utilities .............         931       1,013        1,936        1,869

   Depreciation .............................      10,663      11,877       21,076       23,581

   Other operating expenses .................       4,139       4,439        8,471        8,564

   Loss (gain) on disposal of
      property & equipment ..................          11      (4,112)        (633)      (9,778)
                                                ---------   ---------    ---------    ---------

                                                  143,682     121,033      272,972      233,175
                                                ---------   ---------    ---------    ---------

         Operating income ...................      20,910      28,070       40,669       59,357

   Interest income ..........................       2,236       2,906        5,099        6,222
                                                ---------   ---------    ---------    ---------

   Income before income taxes ...............      23,146      30,976       45,768       65,579

  Federal and state income taxes ............       5,915      11,135       13,874       23,185
                                                ---------   ---------    ---------    ---------

   Net income ...............................   $  17,231   $  19,841    $  31,894       42,394
                                                =========   =========    =========    =========

   Earnings per share .......................   $    0.18   $    0.20    $    0.33    $    0.43
                                                =========   =========    =========    =========

   Weighted average shares outstanding ......      96,158      98,252       96,186       98,252
                                                =========   =========    =========    =========

   Dividends declared per share .............   $    0.02   $    2.02    $    0.04    $    2.04
                                                =========   =========    =========    =========


                             HEARTLAND EXPRESS, INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                    June 30,     December 31,
ASSETS                                               2008            2007
                                                  -----------    ------------
                                                  (unaudited)
CURRENT ASSETS
     Cash and cash equivalents ................   $  27,753    $   7,960
     Short-term investments ...................         460      186,944
     Trade receivables, net ...................      53,036       44,359
     Prepaid tires ............................       4,760        4,764
     Other current assets .....................       5,976        3,391
     Income tax receivable ....................        --             57
     Deferred income taxes ....................      32,578       30,443
                                                  ---------    ---------
                  Total current assets ........     124,563      277,918
                                                  ---------    ---------

PROPERTY AND EQUIPMENT ........................     367,552      370,358
     Less accumulated depreciation ............     151,454      132,545
                                                  ---------    ---------
                                                    216,098      237,813
LONG-TERM INVESTMENTS .........................     187,014         --
OTHER ASSETS ..................................      10,491       10,563
                                                  ---------    ---------
                                                  $ 538,166    $ 526,294
                                                  =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable & accrued liabilities ...   $  14,866    $  13,073
     Compensation & benefits ..................      15,449       14,699
     Income taxes payable .....................       1,136         --
     Insurance accruals .......................      65,308       60,882
     Other accruals ...........................       7,916        6,718
                                                  ---------    ---------
             Total current liabilities ........     104,675       95,372
                                                  ---------    ---------

LONG-TERM LIABILITIES
     Income taxes payable .....................      34,130       37,593
     Deferred income taxes ....................      49,335       50,570
                                                  ---------    ---------
                                                     83,465       88,163
                                                  ---------    ---------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
      Preferred stock, $0.01 par value;
       authorized 5,000 shares, none issued ...        --           --
     Capital stock: common, $0.01 par value;
     authorized 395,000 shares; issued and
     outstanding 96,158 in 2008, 96,949 in 2007         962          970
     Additional paid-in capital ...............         439          439
     Accumulated other comprehensive loss .....     (10,159)        --
     Retained earnings ........................     358,784      341,350
                                                  ---------    ---------
                                                    350,026      342,759
                                                  ---------    ---------
                                                  $ 538,166    $ 526,294
                                                  =========    =========